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                                  Exhibit 12.1

         RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                DIVIDENDS AND RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to combined fixed charges and preferred share dividends and our ratio of earnings to fixed charges for each of the periods indicated:

                                         Year Ended December 31,
                                -----------------------------------------
                                2004   2003   2002(A)   2001(A)   2000(A)
                                ----   ----   -------   -------   -------
Ratio of Earnings to
   Combined Fixed Charges and
   Preferred Stock Dividends    1.63   1.64     1.67      2.01     1.89
Ratio of Earnings to
   Fixed Charges                1.70   1.74     1.72      2.16     2.00

(A) Represents the operations of our predecessor through the date of commencement of our operations, July 12, 2002.

For purposes of calculating the above ratios, (i) earnings represent "Income before equity in earnings of unconsolidated subsidiaries" from our consolidated statements of income, as adjusted for fixed charges and distributions from unconsolidated subsidiaries, and (ii) fixed charges represent "Interest expense" from our consolidated statements of income. The ratios are based solely on historical financial information.